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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                            MISSION COMMUNITY BANCORP


         The undersigned incorporator for the purpose of forming a corporation under the General Corporation Law of the State of California hereby certifies:



ONE:     The name of this corporation is: MISSION COMMUNITY BANCORP.

TWO: The purposes of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE: The name and address in this state of this corporation's initial agent for service of process is Anita M. Robinson, Mission Community Bank, N.A., 581 Higuera Street, San Luis Obispo, CA, 93401.

FOUR: This corporation is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock." The number of shares of Common Stock the corporation is authorized to issue is 1,000,000. The number of shares of Preferred Stock the corporation is authorized to issue is 1,000,000. The Common Stock and the Preferred Stock shall have no par value.

         The Preferred Stock may be issued from time to time in one or more series. The board of directors is authorized to designate and to fix the number of shares of any such series of Preferred Stock and to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock. The board of directors, within the limits stated in any resolution of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

         The corporation shall from time to time in accordance with the laws of the State of California increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

FIFTH: The liability of the directors of this corporation for monetary damages shall be

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         eliminated to the fullest extent permissible under California law.

SIXTH: This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

SEVENTH: Nominations for election to the Board of Directors of the corporation may be made by the Board of Directors or by any shareholder of the corporation's stock entitled to vote for the election of directors. Nominations, other than those made by or on behalf the existing management of the corporation, shall be made in writing and shall be delivered or mailed to the president of the corporation not less than 14 days more than 50 days prior to any meeting of shareholders called for the election of directors, PROVIDED, HOWEVER, that if less than 21 days' notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the president of the corporation not later that the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known by the notifying shareholder: (A) the name and address of each proposed nominee; (B) the principal occupation of each proposed nominee; (C) the total number of shares of stock of the corporation that will be voted for each proposed nominee; (D) the name and residence address of the notifying shareholder; and (E) the number of shares of the corporation owned by the notifying shareholders. Nominations not made in accordance herewith may, in his/her discretion, be disregarded by the chairperson of the meeting, and upon his/her instructions, the inspectors of election shall disregard all votes cast for each such nominee.

EIGHTH In addition to the voting requirements specified by the California General Corporation Law, the affirmative vote of the holders of not less than 66 2/3% of the issued and outstanding shares of stock of this corporation shall be required to authorize, adopt or approve any of the following:

                   (a) The adoption of any agreement or plan for the merger or consolidation of this corporation with or into any person, firm, corporation or other entity;

                   (b) The sale, lease, conveyance, exchange, transfer, distribution, liquidation or other disposition of all or substantially all of the property and assets of this corporation to any person, firm, corporation or other entity;

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                   (c) The amendment or repeal of this Article EIGHTH.


Dated: September 20, 2000


                                       -------------------------
                                       JOHN F. STUART
                                       Incorporator